                                                                      Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                 Six months ended
                                                      June 30,              For the years ended December 31,
                                               --------------------   ----------------------------------------------------
                                                  1995       1994       1994       1993       1992       1991       1990
                                               ---------   --------   --------   --------   --------   --------   --------
Income before income taxes                      $177,422   $202,583   $366,474   $363,791   $233,435   $190,118   $135,063

Fixed charges                                    151,765     72,825    182,321    135,751    107,018    110,411    165,029

Income before income taxes and fixed
   charges, excluding interest on deposits       329,187    275,408    548,795    499,542    340,453    300,529    300,092

Interest on deposits                             201,658    137,627    294,780    317,545    409,798    560,576    626,443

Income before income taxes and fixed
   charges, including interest on deposits      $530,845   $413,035   $843,575   $817,087   $750,251   $861,105   $926,535

Fixed charges:

Interest on long-term debt                       $45,134    $22,550    $62,245    $33,122    $22,081    $18,167    $17,836

Interest on short-term borrowings                 99,709     43,696    106,646     89,444     72,967     81,175    136,480

Interest factor of rental expense
   (.33 occupancy)                                 6,922      6,579     13,430     13,185     11,970     11,069     10,713

Total fixed charges excluding
   interest on deposits                          151,765     72,825    182,321    135,751    107,018    110,411    165,029

Interest on deposits                             201,658    137,627    294,780    317,545    409,798    560,576    626,443

Total fixed charges including
   interest on deposits                         $353,423   $210,452   $477,101   $453,296   $516,816   $670,987   $791,472

RATIO OF EARNINGS TO
    FIXED CHARGES:

Excluding interest on deposits                      2.17       3.78       3.01       3.68       3.18       2.72       1.82

Including interest on deposits                      1.50       1.96       1.77       1.80       1.45       1.28       1.17